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                                                                  EXHIBIT 99.1

FOR INVESTOR INQUIRIES CONTACT:        FOR MEDIA INQUIRIES CONTACT:

Gynecare, Inc.                         Schwartz Communications, Inc.
Malcolm M. Farnsworth, Jr.             Shirley Macbeth or Hallie Loring
Chief Financial Officer                (415) 512-0770
(415) 614-2530                         Lloyd Benson or Deirdre O'Connell
http://www.gynecare.com                (617) 431-0770


                           GYNECARE RECEIVES FDA CLEARANCE

                   TO MARKET VERSAPOINT SYSTEM FOR FIBROID REMOVAL

      NEW, MINIMALLY INVASIVE THERAPY OFFERS VIABLE ALTERNATIVE TO HYSTERECTOMY; ENABLES DIAGNOSIS AND TREATMENT IN SINGLE INTERVENTION UNDER LOCAL ANESTHESIA

MENLO PARK, CALIF.--NOVEMBER 4, 1996--Gynecare-TM-, Inc. (NASDAQ:GYNE), today announced that the U.S. Food and Drug Administration (FDA) has given the company clearance to market its VersaPoint-TM- system for hysteroscopic fibroid removal, a minimally invasive alternative to hysterectomy. Uterine fibroids are the leading cause of hysterectomy (surgical removal of the uterus) in the United States, accounting for approximately 30% of the more than 600,000 hysterectomies performed annually. It is estimated that more than 1.5 million hysterectomies are performed each year, worldwide.

"We're delighted with today's decision by the FDA," said Lad Burgin, president and CEO of Gynecare. "This approval is a major step toward the elimination of hysterectomy as the primary treatment for uterine disorders. We look forward to providing women across the country with a safe, cost-effective alternative that has the potential to be performed under local anesthesia."


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GYNECARE RECEIVES FDA CLEARANCE TO MARKET VERSAPOINT
NOVEMBER 4, 1996
PAGE 2 OF 4

The VersaPoint system is designed to reduce the risks of traditional surgical fibroid removal procedures, including hysterectomy, through the use of proprietary bipolar electro-vaporization technology. The VersaPoint system is a minimally invasive, cost-effective electrosurgical tool that enables the gynecologist to vaporize, cut or desiccate tissue. In the vaporizing mode, the device instantaneously vaporizes tissue upon contact.

DIAGNOSIS AND TREATMENT IN A SINGLE INTERVENTION

When evaluating excessive uterine bleeding, a debilitating symptom which affects 30% of women who suffer from uterine fibroids, the patient is commonly scheduled for diagnostic hysteroscopy in an outpatient clinic or hospital. If pathology such as a fibroid is found, the patient is often rescheduled for an operative procedure. As the VersaPoint system is sized to fit down the working channel of a micro-hysteroscope, the physician can first diagnose and then treat fibroids and other benign pathology in a single intervention, saving both the patient and the healthcare system the time and cost of multiple visits.

A VIABLE ALTERNATIVE UNDER LOCAL ANESTHESIA

The VersaPoint system can be used in hysteroscopes as small as 5 mm in diameter, which typically do not require cervical dilation. As a result, the VersaPoint system can be used with local anesthesia in an outpatient setting and has the potential to be performed in a doctor's office, substantially reducing the cost of treating fibroids. Recent studies presented at the American Association of Gynecologic Laparoscopists (AAGL) Conference in September described the successful use of the VersaPoint system under local anesthesia in patients with fibroids.

"Gynecare's VersaPoint system not only offers an effective therapy for women suffering from the debilitating symptoms caused by fibroids, it also preserves the uterus and the patient's ability to bear children," said David Grainger, MD, associate professor, Department of Obstetrics and Gynecology, University of Kansas-Wichita. "By reducing the risks associated with conventional


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GYNECARE RECEIVES FDA CLEARANCE TO MARKET VERSAPOINT
NOVEMBER 4, 1996
PAGE 3 OF 4

fibroid removal procedures--including the risks inherent in the use of general anesthesia--the VersaPoint system may provide a safer and less costly alternative for women and their doctors."

VERSAPOINT SYSTEM MINIMIZES RISKS AND OPTIMIZES PHYSICIAN ADOPTION

Current endometrial resection techniques for fibroid removal (myomectomy) have not gained mainstream acceptance among gynecologists because of the complexity of the procedures, additional training required and perceived safety issues. According to Gynecare's market research, approximately 10% of OB/GYN physicians actually perform endometrial resection; an estimated additional 20% are currently trained, but do not perform the procedure because they lack the necessary surgical expertise. The VersaPoint system minimizes surgical risks associated with current techniques, including the need for:

- cervical dilation in most patients

- use under general anesthesia

- repeated withdrawal of the hysteroscope to remove resected tissue, which results in increased procedure time

- use of hypotonic distention fluids with associated risks of hyponatremia (abnormally low concentrations of sodium ions in the blood).

Conventional monopolar myomectomy requires the use of a distention solution, such as sorbitol, which may be absorbed into the patient's bloodstream and, if allowed to build up beyond certain levels, can cause hyponatremia--inducing seizures, brain swelling, fluid overload or even death. In contrast, the bipolar technology used in Gynecare's VersaPoint system allows the use of saline, which is considered the optimal medium for hysteroscopic procedures because it does not affect normal blood chemistry. Gynecare believes that VersaPoint will give experienced hysteroscopists a superior tool to facilitate myomectomy. Additionally, it will provide gynecologists who are trained in endometrial resection--but not performing the procedure--with the opportunity to offer patients a new treatment alternative.


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GYNECARE RECEIVES FDA CLEARANCE TO MARKET VERSAPOINT
NOVEMBER 4, 1996
PAGE 4 OF 4

GYNECARE, INC.

Gynecare, Inc. (NASDAQ:GYNE), headquartered in Menlo Park, Calif., designs, develops and markets innovative, minimally invasive and cost-effective medical devices for the treatment of women's health disorders. The company's initial product, the Uterine Balloon Therapy-TM- system, is used to treat women who experience excessive menstrual bleeding. Uterine Balloon Therapy is currently investigational in the United States, and is approved for marketing in Canada and more than 30 other countries. In September 1996, Gynecare announced the earlier-than-anticipated completion of the patient treatment phase of its U.S. clinical trials of the Uterine Balloon Therapy system. In April 1996, Gynecare extended its license and OEM supply agreement with Gyrus Medical, Inc., of Cardiff, Wales, for innovative electro-vaporization technology for the VersaPoint system to include the field of laparoscopy.

                                        # # #

This press release contains language that may constitute forward-looking statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements reflect the company's current beliefs and expectations and are subject to a number of risks that may cause actual events and results to differ materially from the forward-looking statements. These risks include the uncertainty of the market's acceptance of the VersaPoint system, the company's limited manufacturing experience and the uncertainty of whether reimbursement from third-party payors will be available for use of the system. Investors are encouraged to review the company's annual and quarterly reports on Form 10K and Form 10Q for a fuller discussion of the risks and uncertainties regarding the company's business and products.

Gynecare, Uterine Balloon Therapy and VersaPoint are trademarks of Gynecare,
Inc.